Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Fiscal 2015 Second-Quarter Results
Engineered Films Rises 14 Percent; Slow Ag Equipment Market
Affects Overall Results

Sioux Falls, S.D.-August 20, 2014-Raven Industries, Inc. (NASDAQ: RAVN) today reported sales and earnings for its fiscal second quarter ended July 31, 2014.
For the second quarter, sales were $94.5 million, up from $93.4 million in the prior-year second quarter. Sales rose 14 percent in the company’s Engineered Films division. This was offset by sales declines in the Applied Technology and Aerostar divisions, and led to net income of $7.7 million, or $0.21 per diluted share, versus year-earlier net income of $8.3 million, or $0.23 per diluted share.
For the six months, sales were $197.0 million, essentially flat with last year’s $197.1 million. Net income for the period totaled $18.8 million, or $0.51 per diluted share, versus $22.3 million, or $0.61 per diluted share, in fiscal 2014.
Raven continued to show growth in its strategic proprietary product lines, which represent all of the company excluding contract manufacturing. These revenues increased by $8.2 million, or 10 percent, reaching $88.4 million in the second quarter over the prior year. First-half strategic revenues of $184.5 million increased $14.7 million or 9 percent.
“Engineered Films again delivered strong performance, posting double-digit gains over the prior-year period,” said Daniel A. Rykhus, Raven’s President and Chief Executive Officer. “Consolidated sales and net income for the corporation fell short of expectations primarily due to persisting weakness in agriculture equipment markets. Within Aerostar, we are pleased that our work with Google is ramping successfully.
“Raven continues to make important progress moving to more proprietary product lines with advanced technologies. As we exit the low-growth contract manufacturing business, in the short term, Aerostar and Applied Technology revenues are affected. In the second quarter, this planned runoff resulted in revenue decreases of approximately $5.5 million for Aerostar and $1.6 million for Applied Technology. “
Continued Rykhus, “As we work to transform and evolve our business to capitalize on key growth opportunities, we are actively managing Raven to optimize our performance for the year. This entails

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Raven Industries Fiscal 2015 Second-Quarter Results
August 20, 2014

narrowing our investment focus to the essential strategic initiatives that will directly fuel growth, and continuing to constrain expenses to lower our operating costs.
“We remain committed to our purpose of solving great challenges through our high-quality, high-value products in areas of safety, food production, energy independence and resource preservation.”
High-Value Agriculture Markets Drive Engineered Films Gains
For the fiscal 2015 second quarter, sales in Engineered Films rose to $42.3 million from $37.3 million a year ago. Operating income was $5.8 million, compared with $4.8 million in the year-earlier quarter.
Said Rykhus, “Sales of barrier films for specific high-value agriculture applications drove performance despite the overall slowness in the ag equipment market served by the Applied Technology Division. Moreover, construction and industrial film sales were higher in the second quarter of fiscal 2015 versus last year.”
Operating income rose 22 percent during the quarter. Pricing changes, operating improvements and leveraging the company’s reclaim production line have enabled Raven to improve margins. The company also continues work on developing and growing sales of higher-margin barrier films, as well as other lower-cost product formulations that meet customer needs across the product spectrum.
“Looking ahead to the second half of the year, we expect to see continued solid growth in Engineered Films revenues from high-value agriculture and operating income gains,” said Rykhus.
Weakness Persists in Ag Equipment Market
For the 2015 second quarter, sales in Applied Technology were $36.2 million, versus $39.1 million last year, again reflecting a sluggish ag equipment market. Operating income was $8.8 million, compared to $11.9 million in the prior-year period.
Said Rykhus, “With falling commodity prices eroding grower sentiment, demand remained subdued for precision agricultural equipment. In addition, the anticipated revenue decline of non-strategic legacy customers more than offset sales growth from the recent acquisition of SBG.
“While preserving investment in research and development, we have implemented cost control measures to manage spending levels closely for this division-as we’re doing for all of Raven. And our focus remains consistent: pursuing growth through international market expansion, new products and broadening our OEM relationships.”
In the second quarter, Raven announced its collaboration with Kinze Manufacturing to develop a standalone planter control solution which leverages our new Viper4™ field computer and our recently introduced multi-hybrid capabilities. Raven also recently unveiled its Hawkeye™ nozzle control system, bringing a new level of precision application to agricultural sprayers. Further, as noted above, in May 2014, Raven acquired SBG Innovatie BV and its affiliate, Navtronics BVBA. Headquartered in Middenmeer, Netherlands, SBG designs and manufactures advanced GPS steering systems for a variety of agricultural applications. SBG sales in the quarter met the company’s expectations, and integration is progressing according to plan.
According to Rykhus, “Although the North American ag equipment environment is currently soft, and we are expecting it to remain soft for the next four quarters, our long-term view remains optimistic. A growing global population and greater demands for food will ultimately support healthy growth-and

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Raven Industries Fiscal 2015 Second-Quarter Results
August 20, 2014

Raven is well positioned to leverage our technology, expertise and product portfolio. Despite these near-term challenges, we are aggressively pursuing closely adjacent growth opportunities. For example, we are adding new aftermarket distribution in key global markets and executing on high-quality growth projects with existing OEM customers to further utilize our existing and emerging product lines.”
Balloon Shipments Ramp for Google’s Project Loon
For the fiscal 2015 second quarter, Aerostar reported sales of $19.3 million, versus $20.7 million in the year-earlier quarter. The division posted operating income of $1.6 million, up from $1.0 million in the fiscal 2014 second quarter. Planned sales declines of $5.5 million in contract manufacturing were partially offset by a $2.0 million increase in balloon-related revenue from Google, which rose to a total of $3.1 million.
Said Rykhus, “Despite anticipated declines in contract manufacturing, we are pleased to report that operating income rose markedly. This demonstrates the power of moving toward proprietary product lines. Aerostat and radar shipments increased as a result of previously announced government contracts. While we expect additional aerostat contracts in the second half of the year, there remains uncertainty surrounding these opportunities.
“On the Google Project Loon front, our revenues ramped nicely in the second quarter-increasing 175 percent. Our product continues to perform very well for Project Loon, with consistent balloon endurance in the 75-day range-and we expect the project to continue to accelerate in the second half of fiscal 2015. Transitioning to higher levels of balloon production in the third quarter may result in certain disruptions that temporarily reduce the growth rate.”
Within Aerostar, Vista Research’s sales grew 8 percent in the fiscal second quarter, fueled by Vista’s Smart Sensing Radar Systems. As previously disclosed, Vista Research was selected by Raytheon as a preferred radar solution for future U.S. and export opportunities. Additionally, Vista’s systems are being integrated with aerostat solutions under an $8.4 million contract to support the U.S. Army’s Persistent Ground Surveillance Systems (PGSS) Program.
Rykhus said, “We remain steadfast in our focus for Aerostar: expanding our proprietary technology opportunities, including advanced radar systems, high-altitude balloons and aerostats to international markets. For the fiscal 2015 second half, we anticipate some variability in performance, with much of Aerostar’s profits coming in the fourth quarter.”
Strong Cash Position
At July 31, 2014, Raven’s cash and investment balances were $62.4 million, up from $55.7 million a year ago. First-half operating cash flows were $31.0 million, versus $29.7 million in the prior-year period. Accounts receivable increased to $52.5 million, compared with $49.2 million at July 31, 2013. Inventories were $51.3 million, down from $54.4 million one year earlier. Average accounts receivable days outstanding were relatively flat while inventory turns were down slightly.
Looking Ahead
Said Rykhus, “While Raven is facing marketplace challenges in the fiscal 2015 second half, we are confident in our long-term opportunities and we’re aggressively pursuing our fiscal 2015 objectives: measurably growing revenues from our situational awareness and lighter-than-air product lines; driving Applied Technology through international market expansion, new products and broadening OEM relationships; and, bringing high-value plastic film applications to each of our Engineered Films markets.”

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Raven Industries Fiscal 2015 Second-Quarter Results
August 20, 2014

For the fiscal 2015 third quarter, Raven expects: solid growth in Engineered Films revenues from multiple end markets; a difficult quarter for Aerostar stemming from the transitional impact of moving to higher-scale production of Project Loon balloons, and a deferred ramp up of aerostat and radar deliveries; and difficult market conditions in Applied Technology. These conditions, combined with the planned runoff in contract manufacturing, will make third-quarter revenue growth challenging. Despite Engineered Films sales growth and conservative management of corporate resources, Raven expects double-digit declines in third-quarter net income, versus the record third quarter last year. However, in the fiscal 2015 fourth quarter, management anticipates profit growth will resume, but not at a rate to produce higher earnings for the full fiscal year.
Concluded Rykhus, “Going forward, we will maintain an intense focus on executing our strategy and generating profitable revenue from our existing core markets, while driving growth in closely adjacent opportunities. And, we will remain true to the Raven business model, exercising fiscal prudence and honoring our purpose of solving great challenges. We’re confident that the markets we have chosen will continue to provide long-term, profitable growth opportunities.”
Conference Call Information
Raven will host a conference call today, Wednesday, August 20, 2014, at 9:00 a.m. Central Time to discuss second-quarter performance. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company’s website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Wednesday, August 27, 2014. To access the replay, dial 1-855-859-2056 and enter conference ID: 80741354. A replay also will be available on the company’s website.
About Raven Industries, Inc: Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing and technological innovation to serve the precision agriculture, high performance specialty films, aerospace and situational awareness markets.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of

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Raven Industries Fiscal 2015 Second-Quarter Results
August 20, 2014

competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information
At the Company:	At PadillaCRT:
Tom Iacarella, Vice President and CFO	Matt Sullivan
605-336-2750	612-455-1700
Thomas.Iacarella@ravenind.com	matt.sullivan@padillacrt.com

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Raven Industries Fiscal 2015 Second-Quarter Results
August 20, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2014	2013	Fav (Unfav)Change	2014	2013	Fav (Unfav)Change
Net sales	$94,485	$93,421	1%	$196,995	$197,101	0%
Cost of goods sold	68,827	66,686		139,571	135,450
Gross profit	25,658	26,735	(4)%	57,424	61,651	(7)%

Research and development expenses	4,385	3,989		9,357	8,225
Selling, general and administrative expenses	10,577	10,178		20,839	19,924
Operating income	10,696	12,568	(15)%	27,228	33,502	(19)%

Other (expense), net	(59)	(219)		(138)	(417)
Income before income taxes	10,637	12,349	(14)%	27,090	33,085	(18)%

Income taxes	2,890	4,012		8,309	10,754
Net income	7,747	8,337	(7)%	18,781	22,331	(16)%

Net income (loss) attributable to the noncontrolling interest	28	4		24	(5)

Net income attributable to Raven Industries, Inc.	$7,719	$8,333	(7)%	$18,757	$22,336	(16)%

Net income per common share:
basic	$0.21	$0.23	(9)%	$0.51	$0.61	(16)%
diluted	$0.21	$0.23	(9)%	$0.51	$0.61	(16)%

Weighted average common shares:
basic	36,531	36,446		36,514	36,420
diluted	36,735	36,610		36,728	36,600

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Raven Industries Fiscal 2015 Second-Quarter Results
August 20, 2014

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2014	2013	Fav (Unfav)Change	2014	2013	Fav (Unfav)Change
Net sales
Applied Technology	$36,247	$39,091	(7)%	$82,535	$90,272	(9)%
Engineered Films	42,299	37,264	14%	84,506	71,757	18%
Aerostar	19,257	20,722	(7)%	36,922	42,437	(13)%
Intersegment eliminations	(3,318)	(3,656)		(6,968)	(7,365)
Total Company	$94,485	$93,421	1%	$196,995	$197,101	0%

Operating income
Applied Technology	$8,829	$11,870	(26)%	$24,685	$31,027	(20)%
Engineered Films	5,816	4,770	22%	11,679	9,524	23%
Aerostar	1,628	964	69%	1,639	2,770	(41)%
Intersegment eliminations	(82)	(17)		(20)	(38)
Total segment income	$16,191	$17,587		$37,983	$43,283
Corporate expenses	(5,495)	(5,019)	(9)%	(10,755)	(9,781)	(10)%
Total Company	$10,696	$12,568	(15)%	$27,228	$33,502	(19)%

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Raven Industries Fiscal 2015 Second-Quarter Results
August 20, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	July 31	January 31	July 31
	2014	2014	2013
ASSETS
Cash, cash equivalents and short-term investments	$62,411	$53,237	$55,717
Accounts receivable, net	52,453	54,643	49,199
Inventories	51,256	54,865	54,362
Other current assets	9,157	6,660	6,484
Total current assets	175,277	169,405	165,762

Property, plant and equipment, net	97,806	98,076	90,265
Other assets, net	38,792	34,338	34,779
	$311,875	$301,819	$290,806

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$9,483	$12,324	$18,259
Accrued and other liabilities	16,973	17,495	16,270
Total current liabilities	26,456	29,819	34,529

Other liabilities	21,138	20,538	18,963
Shareholders' equity	264,281	251,462	237,314
	$311,875	$301,819	$290,806

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Raven Industries Fiscal 2015 Second-Quarter Results
August 20, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands) (Unaudited)

	Six Months Ended July 31,
	2014	2013
Cash flows from operating activities:
Net income	$18,781	$22,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,373	6,653
Other operating activities, net	3,884	753
Net cash provided by operating activities	31,038	29,737

Cash flows from investing activities:
Capital expenditures	(7,297)	(13,746)
Payments related to business acquisitions, net of cash acquired	(4,711)	—
Other investing activities, net	(432)	(534)
Net cash used in investing activities	(12,440)	(14,280)

Cash flows from financing activities:
Dividends paid	(8,826)	(8,727)
Other financing activities, net	(581)	(308)
Net cash used in financing activities	(9,407)	(9,035)

Effect of exchange rate changes on cash	(17)	(58)

Net increase in cash and cash equivalents	9,174	6,364
Cash and cash equivalents at beginning of period	52,987	49,353
Cash and cash equivalents at end of period	62,161	55,717
Short-term investments	250	—
Cash, cash equivalents and short-term investments	$62,411	$55,717

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